Assets Purchase Agreement

     Party A: Zhejiang Kandi Vehicles Co., Ltd.

     Address: Jinhua Industrial Zone, Jinhua City, Zhejiang Province, China

     Legal Representative: Xiaoming Hu

     Party B: Zhejiang New Energy Vehicle System Co., Ltd.

     Address: No.1008 Lake Tai Road Changxing Economic Development Zone, Zhejiang Province, China

     Legal Representative: Liang Fang

     Whereas:

     1. Party A and Geely will jointly establish a new company specializing electric vehicles (“EV”), and Party B has existing EV production facilities, land and related electronic equipment and office building;

     2. In order to meet the requirements of cooperating with Geely and realize the industrialization of EV as quickly as possible, Party A wishes to purchase Party B's existing EV production facility and land as well as its related electronic equipment and office buildings to expand Party A’s current EV production scale and capacity.

     3. Party B wishes to sell its existing EV production facility, land and related electronic equipment and office building to Party A.

     Therefore, after serious consultation and negotiation, both parties reach the following binding terms and agreement:

     I. Party A agrees to purchase the assets listed in the article 2 of this agreement, and Party B agrees to sell the assets /their ownership listed in article 2 of this agreement to Party A; Parties agree that Party A only purchases the assets listed in the article 2 of this agreement, which does not involve any other assets that are not listed in the article 2 of this agreement or any debt or credit of Party B or the equity of Party B. Parties agree that this assets purchase is not to purchase Party B as a company and Party A shall not be responsible for Party B’s debts and liabilities. Party B confirms that its assets sale is not to avoid any liabilities and it has sufficient cash and other assets to satisfy its due debt and liabilities.

     II. Party A agrees to purchase and Party B agrees to sell the following assets (hereinafter referred to as "Purchased Assets”):

     1) The EV pressing assembly line, welding assembly line, coating assembly line, general assembly line and related machine equipment listed on Jinchen Appraisal Report(2013)No.16 issued by Jinhua Jinchen Assets Appraisal Co., Ltd. on January 29, 2013, the detailed purchased assets list please see the appraisal report.

     2) The land use right for No.1008 Lake Tai Road, Changxing Economic Development Zone, Zhejiang Province and the ownership of construction in progress on the land as well as buildings on the land listed on Jinchen Appraisal Report(2013)No.18 issued by Jinhua Jinchen Assets Appraisal Co., Ltd. on January 29, 2013.

     III. Party B makes the following representations and warranties, and Party B understands that Party A signs, delivers and carries out this agreement by relying upon the truthfulness and accuracy of these representations and warranties of Party B.

     1) Party B is a limited-liability company established under Chinese law, and it has the complete qualification and good reputation .Party B has all the ownership, operation rights and other property titles for its business operation; Party B has the right to dispose its property and assets.

     2) Party B has the capacity and right to sign, deliver and perform this agreement and other related documents, and it has all the necessary legal power to finish the transaction. Each document signed and delivered by Party B as well as the completion of this transaction have been authorized and approved by its Board and shareholders. This agreement and other related documents are officially signed and delivered by Party B. This agreement and other documents that are officially signed by Party B shall have complete effect to Party B as well as binding and enforcement power to Party B.

     3) Party B has free, clear and valid legal titles and certificates to Purchased Assets and there is no mortgage, pledge, lien, debt or any other third party rights or disputes on Purchased Assets. Party B warrants that it will indemnify Party A from any liabilities if any third party requests or asserts claims or interests in Purchased Assets after the transfer. If any third party makes any claims with or files any lawsuit against Party A for Purchased Assets, Party B shall be responsible for all the costs and expenses to Party A, including but not limited to attorney fees.

     4) Party B has the right to transfer and sell Purchased Assets and the Purchased Assets do not have any existing or effective leasing agreements or third party contractual obligations on them.

     5) The transfer and sale of Purchased Assets by Party B will not violate any state laws or regulations or local government policies.

     6) As of the date of signing this agreement, Party B doesn’t know or isn’t acknowledged of or has no reason to know that there is any law suits, arbitration proceedings or other legal proceedings or government investigations involving Purchased Assets (whether finished or not) or any possible law suit or arbitration threat or pleadings or administrative legal proceedings against Party B or Purchased Assets.

     7) Party B promises Purchased Assets do not have any intellectual property rights (IPR) disputes and do not infringe any third party’s IPR.

     8) Environmental Protection—Party B promises that Purchased Assets, including but not limited to land and plant facilities, meet all national and local governments’ requirements of environmental protection and waste discharge. Regardless of the source of the cause and regardless as whether Party B has knowledge of it, Party B is responsible for all the pollution occurring prior to the transfer day, even if Party A discovers such pollution after the Purchased Assets transfer, Party B shall pay for the clean-up fees to make the assets meet the relevant national standards.

     9) The specifications and quality of Purchased Assets—Party B promises the quality of Purchased Assets has no flaws and defects and they meet the relevant national standards (if any), and they can meet their normal function as well as uses and purposes as designed.

     IV. Party A makes the following representations and warranties to Party B:

     1) Party A is established under the Chinese law, and it has complete qualification and is a lawful existing limited liability company and has all necessary legal authorities for its business operation.

     2) Party A has the capacity and right to sign, deliver and perform the agreement and other documents involved in the agreement, and it has all necessary legal authorities to complete the transaction. Each document signed and delivered by Party A and the completion of the transaction have been authorized and approved by the board, and there is no need for shareholders’ authorization to sign and deliver these documents or complete this transaction. The agreement and other documents related to this agreement will be officially signed and delivered by Party A. This agreement and other documents that are officially signed by Party A shall have complete effect to Party A as well as binding and enforcement power to Party A.

     V. Party A agrees to buy the Purchased Assets in cash at total of RMB 272,767,553.00, which is the appraisal price (hereinafter referred to as "Sale Price”) in Jinchen Appraisal Report(2013)No.16 and Jinchen Appraisal Report(2013)No.18 issued by Jinhua Jinchen Assets Appraisal Co., Ltd. on January 29, 2013.

     VI. Party B promises if it violates article 3.1 to 3.7 of this agreement, which causes the part or all of Purchased Assets’ ownership unable to be transferred or sold to Party A and to give Party A possession of such assets smoothly (hereinafter referred to as "Troubled Assets”), Party B promises to bear all losses thereby caused to Party A and shall pay additional compensation for breach of contract to Party A at the same amount of the Sale Price of such Troubled Assets.

     VII. Upon the transfer of ownership of Purchased Assets to Party A, parties shall jointly review, confirm and sign off on whether Purchased Assets meet the environment protection requirements under article 3.8. If parties can’t reach an agreement, the issue can be submitted to an independent third party agreed by both parties for review and evaluation. If the result shows Purchased Assets fail to meet national or local environment protection and waste discharging standards, Party B shall compensate for Party A’s losses and pay for the clean-up.

     VIII. Party B promises Purchased Assets can be used normally and have no quality problem. Party A admits that it has conducted preliminary verifications on the appearance of certain equipment of Purchased Assets and they don’t appear to have obvious quality issues. Upon the transfer of the ownership of Purchased Assets to Party A, parties shall review, confirm and sign off on whether the quality of Purchased Assets meet the requirement of article 3.9. If parties can’t reach an agreement, the issue can be submitted to an independent third party agreed by both parties for review and verification. If the result shows Purchased Assets quality has problems, Party A can request:

     a) Party B shall be responsible to repair and replace such assets as well as compensate Party A’s loss, or;

     b) Choose not to purchase such assets with quality issues, and request Party B to take them back unconditionally and return the purchase price for such assets plus the corresponding interests.

     If Purchased Assets pass quality verification, but have the quality problems during the using process in the future, Party B promises to try its best to cooperate with Party A to solve the problem, but cost of repair shall be borne by Party A. However, if Purchased Assets have flaws and defects that can’t be discovered at the time of the transfer and sign off, Party B cannot use the above clause to exempt its responsibilities and Party B shall be responsible for the repair and replacement of the assets as well as compensate Party A’s loss.

     IX. If Purchased Assets have insurances, Party B shall assist Party A to transfer insurance beneficiary to Party A without charge during the process of the transfer ownership of the assets. Between the time of the agreement is executed and formal transfer of the ownership of assets to Party A, Party B shall be responsible for any risk of damages or losses of assets.

     X. Party B promises to complete the transfer of ownership and titles (for the land, it is the transfer of use rights) for Purchased Assets within 3 months after signing this agreement. Party A promises to do its best to cooperate in this process. If transfer process can’t be completed on time due to the reasons other than stated in article 3.6, 3.7 or 3.8 of this agreement, Party B shall be responsible for the losses caused to Party A .

     XI. Party A promises to make the cash payment to Party B for the transferred assets within 1 month after completing the transfer of ownership and titles of such assets. If Party A fails to make the payment on time, it shall be responsible for the losses caused to Party B.

     XII. Any taxes resulted from the performance of this agreement by each party shall be borne by such party independently. Each party shall arrange and pay its own income taxes and property taxes. Party B shall pay off all the relevant taxes for Purchased Assets before the transfer of their ownership, including but not limited to land transfer fees, deed tax and real estate tax, etc.

     XIII. When carrying out the article 7 and 8 of this agreement, parties shall each assign at least 2 authorized personnel and they shall be confirmed by both parties in writing. If there is any independent third party verification, such third party shall be confirmed by both parties in writing too.

     XIV. This agreement and related information shall be kept in strict confidence. Without the prior written consent of Party A, Party B shall not use, deal, exploit, sell or leak the information to any third party, unless

     a)Party A has already disclosed such information, or

     b) The information has been disclosed to public not because of Party B, or

     c) Party B needs to disclose the agreement or related information according to the laws.

     XV. Any unfinished items or any problem or dispute during the performance of the agreement shall be solved through friendly negotiation between the parties, if parties can’t reach an agreement, either party can submit the matter to Jinhua City Arbitration Commission for arbitration. The arbitration shall be conducted in Jinhua City according to the rules of of Jinhua City Arbitration Commission in effect at the time of applying for arbitration. The arbitration award shall be final and binding upon both parties. The Chinese laws will be applicable laws for the arbitration and Chinese will be the language of the arbitration. There shall be three arbitrators and each party shall appoint one and the director of Jinhua City Arbitration Commission shall appoint the third one.

     XVI. This agreement shall take effect on the date on which it is signed and sealed by both parties. If the parties consent, this agreement can be terminated by parties in writing.

     XVII. This agreement has 6 copies, each party keeps 3 copies.

Party A	Party B

Zhejiang Kandi Vehicles Co., Ltd.	Zhejiang New Energy Vehicle System Co., Ltd

(Seal)	(Seal)

Legal representative	Legal representative

(sign)	(sign)

February 27, 2013